Exhibit 10.24

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

COLLABORATION AGREEMENT

By and Between

TRANSGENOMIC, INC.

and

PDI, INC.

Dated as of October 9, 2013

TABLE OF CONTENTS

Article 1 DEFINITIONS		1

1.1	Definitions	1

1.2	Construction	7

1.3	Headings	7

1.4	Number and Gender	7

1.5	Knowledge	7

1.6	Statutes	7

1.7	“Including”, “Herein” and References	8

Article 2 COLLABORATION		8

2.1	Appointment	8

2.2	Collaboration (Phase One)	8

2.3	Collaboration (Phase Two)	10

2.4	Obligations During Phase One and Phase Two	11

2.5	Profit Sharing	17

2.6	Loan Provisions	23

2.7	Restrictions and Other Agreements	25

2.8	C-GAAP	26

Article 3 TERM AND TERMINATION		27

3.1	Term of Agreement	27

3.2	Survival	29

Article 4 REPRESENTATIONS AND WARRANTIES OF INTERPACE		29

4.1	Representations and Warranties of Interpace	29

Article 5 REPRESENTATIONS AND WARRANTIES OF TRANSGENOMIC		31

5.1	Representations and Warranties of Transgenomic	31

Article 6 INDEMNIFICATION AND LIMITATIONS OF LIABILITY		33

6.1	Indemnification of Interpace	33

6.2	Indemnification of Transgenomic	34

6.3	Notice of Claim	35

6.4	Third Person or Governmental Body Claims	35

6.5	LIMITATION OF LIABILITY	36

Article 7 RELATIONSHIP OF THE PARTIES; TAXES		36

7.1	Independent Contractor; No Co-employment.	36

7.2	Sales, Use and Excise Taxes.	37

Article 8 COMMUNICATIONS; COORDINATION		37

8.1	Communications from Third Parties.	37

8.2	Coordination between the Parties.	37

Article 9 INSURANCE		37

9.1	Interpace Insurance Coverage.	37

9.2	Transgenomic Insurance Coverage.	38

Article 10 AGENCY ACTIONS		39

10.1	Agency Actions.	39

Article 11 CONFIDENTIAL INFORMATION		39

11.1	Confidential Information	39

11.2	Return of Confidential Information	40

11.3	Injunctive Relief	40

11.4	Existing CDA.	40

Article 12 FAILURE TO PERFORM; LICENSE; RIGHTS UPON INSOLVENCY		41

12.1	Failure to Perform	41

12.2	License Restrictions.	41

12.3	Rights Upon Insolvency	42

Article 13 MISCELLANEOUS		42

13.1	Succession and Assignment	42

13.2	Press Releases and Public Announcements	43

13.3	No Third-Party Beneficiaries	43

13.4	Entire Agreement	43

13.5	Counterparts	43

13.6	Notices	43

13.7	Governing Law	44

13.8	Submission to Jurisdiction; Consent to Service of Process	45

13.9	Amendments and Waivers	45

13.10	Severability	46

13.11	Expenses	46

COLLABORATION AGREEMENT

COLLABORATION AGREEMENT, dated as of October 9, 2013 (the “Effective Date”), by and between TRANSGENOMIC, INC., a Delaware corporation (“Transgenomic”) and PDI, Inc. a Delaware corporation d/b/a Interpace Diagnostics (“Interpace”).

RECITALS

Transgenomic is a global biotechnology company advancing personalized medicine in cardiology, oncology, and inherited diseases through its proprietary molecular technologies and clinical and research services.

Transgenomic has certain rights to one diagnostic test called CardioPredict Pharmacogenomic Optimization Panel (“CardioPredict”), and a second diagnostic test called Clopidogrel Genetic Absorption Activation Panel (“C-GAAP”).

Interpace provides strategic planning, full commercial operations, and comprehensive sales and marketing support to pharmaceutical, biotechnology, medical device, and diagnostics manufacturers.

Interpace and Transgenomic desire to collaborate on the marketing, promotion and commercialization of CardioPredict as well as the possible future marketing, promotion and commercialization of C-GAAP, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Interpace and Transgenomic hereby agree as follows:

Article 1

DEFINITIONS

1.1           Definitions

In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and will be equally applicable to both the singular and plural forms. Any agreement referred to below will mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Affiliate” of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with, such Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agency” or “Agencies” means any governmental regulatory authority responsible for granting approvals for the sale or maintaining regulatory oversight of CardioPredict, including, without limitation, the United States Food and Drug Administration (“FDA”).

“Agreement” means this Collaboration Agreement (including all exhibits hereto) as may be amended from time to time.

“Applicable Law” means any federal, state or local statute, law (including the common law), ordinance, rule, code, or regulation that applies in whole or in part to, as the case may be, the obligations or rights of Transgenomic or Interpace under this Agreement. Any reference to any federal, state or local statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

“Applicable Period” has the meaning set forth in Section 2.5(a).

“Background Technology” means Technology that a Party (a) has developed or acquired prior to the Effective Date and/or (b) can show it developed entirely independently of and without any reference to any information, data or materials of the other Party.

“Brinkman Application” means International Patent Application No. PCT/EP2000/07314, filed July 28, 2000; and nationalized in the United States as Serial No. 10/048,427, filed on July 28, 2000, now abandoned, from which now pending Serial No. 10/965,348, filed October 14, 2004, claims priority; and also regionalized as European Patent Application No. 00972654.8, filed July 28, 2000, which matured into European Patent No. EP 1 232 260; or any other patent application filed anywhere in the world claiming priority of such international patent application.

“Cardiology Field” means that branch of medicine that deals with diagnosis and/or treatment of disorders and/or diseases of or related to the heart and/or vascular systems, including use of diagnosis tests such as, for example, CardioPredict, C-GAAP and other similar tests, with respect thereto.

“CardioPredict” has the meaning set forth in the Recitals to this Agreement, including any applicable Variations.

“CardioPredict Costs” means, for any Applicable Period, Transgenomic’s CardioPredict Costs and Interpace’s CardioPredict Costs, for such Applicable Period.

“CardioPredict Intellectual Property Rights” means all Intellectual Property Rights other than Trademarks that are reasonably necessary to make, have made, import, sell or use CardioPredict.

“CardioPredict Technology” means all Technology that is reasonably necessary to make, have made, import, sell or use CardioPredict.

“CardioPredict Validation” means a validation study for submission to a New York State-certified organization showing that CardioPredict meets analytical and clinical validation requirements using standard and well-accepted NY CLIA approval guidelines and NY CLIA submission standards.

“C-GAAP” has the meaning set forth in the Recitals to this Agreement, including any applicable Variations.

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“C-GAAP Intellectual Property Rights” means all Intellectual Property Rights other than Trademarks that are reasonably necessary to make, have made, import, sell or use C-GAAP.

“C-GAAP Technology” means all Technology that is reasonably necessary to make, have made, import, sell or use C-GAAP and that are licensable or sublicensable by Transgenomic to Interpace.

“Claim Notice” has the meaning set forth in Section 6.3.

“CLIA Approved Lab” means a clinical laboratory that has been certified under the Clinical Laboratory Improvement Amendments of 1988, as amended.

“Collaboration” means the collaboration between the Parties under Article 2.

“Commercialization Plans” means, collectively, the Phase One Commercialization Plan and the Phase Two Commercialization Plan.

“Competing Test” means a […***…] that analyzes genomic DNA from a cardiovascular patient for […***…] in order to help guide selection and/or dosage of one or more of the […***…], as well as to […***…]. The definition of Competing Test will be updated during the Term as mutually agreed by the Parties to accommodate Variations of the Tests.

“Convertible Note” has the meaning set forth in Section 2.6.

“Detail” means an interactive, face-to-face visit by an Interpace sales representative with targets selected by Interpace in accordance with the Commercialization Plans during which such sales representative may discuss the benefits of the Test (as applicable) and otherwise promote use of the Tests, using, as necessary or desirable, the Product Promotional Materials. When used as a verb, “Detail” or “Detailing” means to engage in a Detail as defined herein.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Excluded Variation” means any tests for additional genes beyond those used in the then-current version of the Test and that is not a Variation and is not a Competing Test.

“Expenses” means all reasonable out-of-pocket expenses incurred in connection with defending any claim, action, suit or proceeding incident to any matter indemnified hereunder (including court filing fees, court costs, arbitration or mediation fees or costs, and reasonable fees and disbursements of legal counsel).

“Force Majeure Event” means any fire, flood, sabotage, shipwreck, embargo, explosion, accident, riot, acts of war or insurrection, and similar events beyond the reasonable control of any Party.

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“Governmental Body” means any United States government, whether federal, state, municipal or local, or other governmental, legislative, executive or judicial authority, commission or regulatory body or agency.

“Indemnified Party” has the meaning set forth in Section 6.3.

“Initial Profit” has the meaning set forth in Section 2.5(a).

“Improvements” means any improvements, modifications, enhancements, additions, revisions, extensions, upgrades, updates and derivatives.

“Interpace” has the meaning set forth in the introductory paragraph of this Agreement.

“Interpace Documents” has the meaning set forth in Section 4.1(b).

“Intellectual Property Rights” means, collectively, Patents, Trade Secrets, Copyrights, Trademarks, moral rights, and all other intellectual property rights and proprietary rights. For purposes of this Agreement: (a) “Patents” means all patent rights and all rights, title and interests in all patent applications and patents to issue on them, all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation, or continuation-in-part applications throughout the world; (b) “Trade Secrets” means all rights, title and interests in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries; (c) “Copyrights” means all copyrights, and all rights, title and interests in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world, and all rights, title and interests in related applications and registrations throughout the world; and (d) “Trademarks” means all trademarks, service marks, trade names, rights in trade dress, and all trademark interests throughout the world, and all right, title and interest in related applications and registrations throughout the world, whether arising under the laws of the United States or any other country or other jurisdiction.

“Interpace’s CardioPredict Costs” has the meaning set forth in Section 2.5(a).

“Interpace Indemnitees” has the meaning set forth in Section 6.1.

“Legal Proceeding” means any action, suit, proceeding, hearing, mediation, claim (including any counterclaim), written notice or other written assertion of legal liability or investigation of, in, or before any Governmental Body or before any United States arbitrator.

“Loan” and “Loans” have the meanings set forth in Section 2.5(a).

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, reasonable expenses, deficiencies, debts, adverse claims or other charges.

“Material Adverse Change” means (i) any change, effect, event, occurrence or state of facts, other than a Force Majeure Event, that causes Transgenomic to be unable to perform its material obligations under this Agreement for a period of sixty (60) days or more due to a

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material adverse effect to Transgenomic’s business, properties, assets, or financial condition, taken as a whole; (ii) any material adverse change in the […***…] caused by any material change in the […***…] for which Transgenomic is unable to comply with after it is given a reasonable period of time to meet any such material change […***…], any material adverse change in the […***…], or any other material adverse change of similar magnitude; (iii) the failure to obtain Patent Issuance; and/or (iv) a final unappealable judgment or decree of any Governmental Body in the United States that CardioPredict infringes, misappropriates or violates the United States Intellectual Property Rights of any third party.

“Net Profit” has the meaning set forth in Section 2.5(a).

“Net Revenue” has the meaning set forth in Section 2.5(a).

“New Test” means any diagnostic genetic test developed by Transgenomic during the Term that is not a Competing Test, that adds additional genes beyond those used in the then-current version of the Tests, and that is used for applications other than helping guide selection and/or dosage for cardiovascular medications.

“Organic Documents” means, with respect to a corporation, such corporation’s charter or certificate of incorporation and by-laws, or, with respect to a general or limited partnership, such partnership’s general or limited partnership agreement, or, with respect to a limited liability company, such limited liability company’s certificate of formation and operating agreement.

“Parties” means Interpace and Transgenomic, collectively, and “Party” means any one of them.

“Patent Issuance” means the issuance of a U.S. patent from the Brinkman Application, which patent will […***…].

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or other entity.

“Phase One” means that portion of the Collaboration described in Section 2.2.

“Phase One Commercialization Plan” has the meaning set forth in Section 2.2(a).

“Phase One Period” has the meaning set forth in Section 2.2(c).

“Phase Two” means that portion of the Collaboration described in Section 2.3.

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“Phase Two Commercialization Plan” has the meaning set forth in Section 2.3(a).

“Phase Two Notification” has the meaning set forth in Section 2.2(c).

“Product Promotional Materials” means all written, printed, digital or graphic material, promotional and marketing material, published literature, research findings, and such other promotional materials created by or for Interpace in connection with marketing and promoting CardioPredict (and C-GAAP, as applicable) in the Cardiology Field in the United States (and approved for use by Transgenomic in accordance with Section 2.4(k)), to be utilized by Interpace sales representatives, sales managers and other field sales force personnel, including but not limited to hard copy or digital visual aids, file cards, premium items, clinical studies, reprints, test information updates and any other promotional support items.

“Security Agreement” has the meaning set forth in Section 2.6(c).

“Security Interest” means any mortgage, pledge, lien, deed of trust, claim, lease, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance, charge, or other security interest, restriction or limitation.

“Technology” means, collectively, designs, formulae, procedures, methods, techniques, ideas, know-how, results of research and development, software, inventions, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein.

“Term” has the meaning set forth in Section 3.1(a).

“Tests” means CardioPredict and C-GAAP.

“Third Party Claim” has the meaning set forth in Section 6.4.

“Third Party Infringement” means the infringement upon, misappropriation, or violation of any Intellectual Property Rights of any third party.

“Transgenomic” has the meaning set forth in the introductory paragraph of this Agreement.

“Transgenomic Documents” has the meaning set forth in Section 5.1(b)

“Transgenomic Indemnitees” has the meaning set forth in Section 6.2.

“Transgenomic’s CardioPredict Costs” has the meaning set forth in Section 2.5(a).

“Variation” means an Improvement to CardioPredict or C-GAAP, as the case may be, solely within the Cardiology Field, that either (1) uses the same genes that are used in the then-current version of the Test, or (2) adds additional genes beyond those used in the then-current version of the Test but is limited to helping guide selection and/or dosage for cardiovascular

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medications, and, in either case (A) which have been mutually agreed upon by the Parties, and (B) for which all Permits and any and all assignments, releases, consents, approvals, immunities or other rights in connection with the marketing, promotion, and disposition of, commercialization and exploitation of such Improvement to CardioPredict or C-GAAP, as the case may be, have been obtained.

1.2           Construction

The Parties have participated jointly in the negotiation and preparation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

1.3           Headings

The division of this Agreement into articles, sections, subsections, and exhibits and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The article, section, subsection and exhibit headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement.

1.4           Number and Gender

In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

1.5           Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “Knowledge” of a natural Person, it shall be deemed to refer to the actual knowledge of such Person after reasonable due inquiry, and where any representation or warranty contained in this Agreement is expressly qualified by reference to the “Knowledge” of a Person that is not an individual, it shall be deemed to refer to the actual knowledge after reasonable due inquiry of such Person’s executive officers and other senior management having responsibility relating to the applicable matter.

1.6           Statutes

Unless specified otherwise, reference in this Agreement to a statute refers to that statute or to any amended or restated legislation of comparable effect. Reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

1.7           “Including”, “Herein” and References

The word “including” means “including without limitation” and will not be construed to limit any general statement which it follows to the specific or similar items or matters

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immediately following it. All uses of the words “herein”, “hereto”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular section or portion of it. References to an Article, Section, Subsection or Exhibit refer to the applicable article, section, subsection or exhibit of this Agreement.

Article 2

COLLABORATION

2.1           Appointment

Transgenomic hereby appoints Interpace as its exclusive marketer and promoter of CardioPredict (and, if applicable, C-GAAP pursuant to Section 2.8 below) (including Variations as mutually agreed by the Parties) solely in the Cardiology Field and solely in the United States during the Term in accordance with the terms and conditions of this Agreement. For clarification, Interpace’s marketing and promotional efforts are not in any way limited to cardiologists and Details and other promotional efforts may be geared to primary care physicians, or other physicians and targets generally, who are treating patients with needs in the Cardiology Field in the United States. Without limiting the generality of the foregoing and subject to Transgenomic’s approval rights under Section 2.4(k) and other terms and conditions of this Agreement, Interpace shall have the right (i) to market and promote CardioPredict (and C-GAAP as applicable) and to create Product Promotional Materials, and (ii) to use the Trademarks of Transgenomic relating to CardioPredict (and C-GAAP as applicable), provided that such use of Trademarks by Interpace shall be solely in the Cardiology Field in the United States and solely for the benefit and account of Transgenomic in furtherance of the Collaboration.

2.2           Collaboration (Phase One)

(a)          As soon as reasonably practicable (and in any event not later than within fifteen (15) days of the Effective Date) Interpace will provide Transgenomic with a written general commercialization plan to market and promote CardioPredict in the Cardiology Field as a pilot program in the United States during Phase One (the “Phase One Commercialization Plan”). The Phase One Commercialization Plan shall contain: (i) an overall general marketing plan consisting of strategy and tactics for commercialization during Phase One and (ii) an overall budget for Phase One commercialization (the “Phase One Budget”) with separate line item budgets for specific marketing tactics to be utilized during Phase One. During the thirty (30) day period following Interpace’s delivery of the Phase One Commercialization Plan to Transgenomic, the Parties will review and discuss in good faith the Phase One Commercialization Plan and Interpace will make any modifications to the Phase One Commercialization Plan as the Parties may mutually agree. Transgenomic’s comments, modifications and suggested changes to the Phase One Commercialization Plan shall be considered in good faith by Interpace; however Interpace shall have final decision making authority with respect to the strategy and tactics for commercialization during Phase One and, subject to the cap on Interpace’s Phase One commercialization efforts set forth in Section 2.2(b) below, Transgenomic shall have final decision making authority with respect to the Phase One Budget. Interpace will begin the process of implementing the Phase One Commercialization Plan promptly upon Interpace’s receipt of written notice from Transgenomic of Transgenomic’s agreement with the Phase One Budget.

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(b)          It is anticipated that as part of Interpace’s Phase One collaboration efforts, Interpace will commit to putting in place promotional resources (including sales representatives and non-personal promotion) as may be necessary to implement the Phase One Commercialization Plan; provided, however: (i) Interpace will not be required to undertake any commercialization efforts not agreed upon in the Phase One Commercialization Plan; and (ii) Interpace will not be required to commit to spend more than […***…], in the aggregate, as part of such Phase One commercialization efforts. Expenditures reasonably and actually incurred by Interpace and that are directly attributable to Interpace’s Phase One commercialization efforts prior to execution of this Agreement, will be made in accordance with Section 2.5(a)(iii) below, and will be included when calculating Interpace’s overall spend during Phase One of the Collaboration. During Phase One, Interpace will not unilaterally spend an amount, in the aggregate, that is materially more than […***…] in such Phase One commercialization efforts unless Interpace reasonably determines that such expenditures are reasonably necessary to fully implement the Phase One Commercialization Plan and, in no event will Interpace spend, in the aggregate, more than […***…] in such Phase One commercialization efforts without the prior written approval of Transgenomic. Interpace’s expenditures referenced in this Section 2.2(b) will be made in accordance with Section 2.5(a)(iii) below.

(c)          The term “Phase One Period” will mean the period commencing as of the Effective Date and continuing for a period not longer than […***…] months from the Effective Date; provided, however, if there is no Patent Issuance during such […***…] month period or if any of the representations in Sections 5.1(e) and 5.1(f) is no longer true and correct as of the end of such seven month period, then Interpace may, in its discretion, elect to extend the Phase One Period for an additional period not to exceed […***…] months. Any such election by Interpace to so extend the Phase One Period will be made by written notice to Transgenomic provided no later than the end of the initial […***…] month period of Phase One. Neither Party will have the right to terminate Phase One prior to the expiration of the Phase One Period, except as otherwise set forth in Article 3 below, without the prior written consent of the other Party. At any time during the Phase One Period, Interpace may (but is not obligated to) notify Transgenomic, in writing (the “Phase Two Notification”), that Interpace elects to proceed with Phase Two of the Collaboration, as set forth in Section 2.3 below. After the expiration of the Phase One Period, Interpace will not have the right to elect to proceed with Phase Two of the Collaboration unless Transgenomic agrees otherwise in writing. Unless and until Interpace provides Transgenomic with the Phase Two Notification, neither Party will have any obligation to proceed with Phase Two of the Collaboration. If Interpace provides Transgenomic with Phase Two Notification prior to the expiration of the Phase One Period, the Parties will be obligated to proceed with Phase Two of the Collaboration, in accordance with Section 2.3 below, commencing on the date as set forth in the Phase Two Notification, which date will be no later than the expiration of the Phase One Period. If Interpace does not provide the Phase Two Notification to Transgenomic prior to the expiration of the Phase One Period, Phase One will be deemed to have expired as of the expiration of the Phase One Period, and the Parties shall not proceed with Phase Two of the Collaboration unless the Parties agree in writing.

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2.3           Collaboration (Phase Two)

(a)          Not later than the commencement of Phase Two, Interpace will provide Transgenomic with a written and expanded general commercialization plan to market and promote CardioPredict in the Cardiology Field in the United States during the first Applicable Period in Phase Two (the “Phase Two Commercialization Plan”). The Phase Two Commercialization Plan shall contain: (i) an overall general marketing plan consisting of strategy and tactics for the commercialization during Phase Two and (ii) an overall budget for Phase Two commercialization (the “Phase Two Budget”) with separate line item budgets for specific marketing tactics to be utilized during Phase Two. During the thirty (30) day period following Interpace’s delivery of the Phase Two Commercialization Plan to Transgenomic, the Parties will review and discuss the Phase Two Commercialization Plan. Interpace shall consider in good faith Transgenomic’s comments, modifications and suggested changes to the Phase Two Commercialization Plan; provided however Interpace shall have final decision making authority for the strategy and tactics for commercialization during Phase Two and Transgenomic shall have final decision making authority with respect to the Phase Two Budget. Interpace will begin the process of implementing the Phase Two Commercialization Plan promptly upon Interpace’s receipt of written notice from Transgenomic of Transgenomic’s agreement with the Phase Two Budget.

(b)          It is anticipated that as part of Interpace’s Phase Two commercialization efforts, Interpace will commit to putting in place an expanded infrastructure for more comprehensive marketing and promotional efforts, including an appropriate increase in personal and non-personal promotional activities conducted by Interpace, consistent with the Phase Two Commercialization Plan. Transgenomic shall have a period of thirty (30) days from its receipt of the Phase Two Commercialization Plan to review and approve the Phase Two Budget, which approval shall not be unreasonably delayed or conditioned. The Parties shall attempt to resolve all budget disputes in good faith. In the event Transgenomic does not approve the Phase Two Budget, Interpace will commit to spend no more than the greater of (i) the lesser of the different two amounts proposed by the Parties for the Phase Two Budget, and (ii) […***…], for the first Applicable Period in Phase Two commercialization efforts (or a pro rata amount of that total in the event that the first Applicable Period in Phase Two is less than a full calendar year) unless the Parties agree otherwise in writing. Interpace’s expenditures referenced in this Section 2.3(b) will be made in accordance with Section 2.5(a)(iii) below.

(c)          Sixty (60) days prior to the commencement of the second Applicable Year in Phase Two, and continuing each Applicable Year in Phase Two thereafter, Interpace will provide Transgenomic with the Phase Two Commercialization Plan for such Applicable Year in Phase Two, in accordance with the process set forth in Section 2.3(a) above. The Parties shall review and agree upon the Phase Two Commercialization Plan for the second Applicable Year in Phase Two, and each Applicable Year in Phase Two thereafter, in accordance with the process set forth in Section 2.3(b) above.

(d)          Transgenomic understands and agrees that decisions regarding implementation and execution of the Phase One Commercialization Plan and Phase Two Commercialization Plan will be made by Interpace in its reasonable discretion; provided, however, it is understood and agreed that any changes to any Phase Two Commercialization Plan that are prepared by

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Interpace will be provided to Transgenomic for review and comment, and Interpace will consider all comments provided by Transgenomic to the same in good faith, and any material changes to the Phase One Budget or the Phase Two Budget (or material changes to the allocation of expenditures thereof) shall require the prior written approval of Transgenomic, which approval shall not be unreasonably withheld or delayed. In addition, any changes prepared by Interpace that reflect a fundamental shift or substantial alteration of the basic strategy and tactics in any Commercialization Plan will be shared with Transgenomic at least thirty days before the commencement of implementation.

2.4           Obligations During Phase One and Phase Two

(a)          As set forth in detail in Section 2.4(e) hereof, Transgenomic agrees to provide any reasonably necessary product support to Interpace to assist Interpace in its implementation and execution of the Commercialization Plans, as may be reasonably requested by Interpace from time to time.

(b)          Interpace will recruit, interview and hire candidates for the positions of sales representatives to Detail CardioPredict pursuant to the Phase One Commercialization Plan and Phase Two Commercialization Plan. Interpace will ensure that the sales representatives will generally meet the criteria and profile agreed to by the Parties in the aforementioned Commercialization Plans. The sales representatives will be of a high character and fitness, will be professional in manner and appearance, will have proper training and necessary skills, will have passed a background check, and will be hired in accordance with Applicable Laws. Each sales representative will have a valid driver’s license. Interpace will have the sole authority to reject any applicant for employment as a sales representative. Interpace will be solely responsible for paying all salary, payroll taxes, and benefits with respect to all Interpace sales representatives and other Interpace field personnel (i.e., district sales manager(s), regional director(s), national sales director(s) and/or trainer(s)) retained by Interpace to execute the Collaboration pursuant to the Commercialization Plans. Transgenomic has the right to meet with and review the sales representatives retained by Interpace to execute the Commercialization Plans; it being understood and agreed, however, that Interpace is solely responsible for all hiring, termination, compensation, and other conditions of employment of the sales representatives. If Transgenomic believes in good faith that the performance of any Interpace sales representative is unsatisfactory or is not in compliance with the provisions of this Agreement, Transgenomic shall notify Interpace and Interpace shall promptly address the performance or conduct of such person in accordance with its internal human resource policies, which policies shall be in compliance with Applicable Law. In the event that Transgenomic determines in good faith that an Interpace sales representative has violated Applicable Law or agreed upon written policy, or breached this Agreement (or caused Interpace to do so), Transgenomic shall notify Interpace, in writing and Interpace shall promptly address the issue and take all reasonable and appropriate action (including but not limited to termination of such employee) to finally resolve such matter. No such employment action taken by Interpace with respect to its sales representatives shall be contrary to Interpace’s internal human resource policies and procedures, which policies and procedures shall be in compliance with Applicable Law.

(c)          When providing Details, the Interpace sales representatives: (x) will only use Product Promotional Materials that have been prepared by Interpace and reviewed and approved

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by Transgenomic pursuant to Section 2.4 (k) below, (y) will not alter any Product Promotional Materials in any manner, and (z) will Detail CardioPredict (and/or C-GAAP, as applicable) in conformity with the Product Promotional Materials and in accordance with Applicable Laws. Interpace will ensure that none of its sales representatives make any representation, statement, warranty or guaranty with respect to a Test that is inconsistent with the Product Promotional Materials, that is deceptive or misleading, or that disparages the Test or the good name, goodwill and reputation of Transgenomic.

(d)          Transgenomic will create and provide to Interpace all order forms and specimen collection kits, conduct all specimen testing for CardioPredict (and C-GAAP, as applicable); and report the patients’ results to the physician all in accordance with Applicable Laws.

(e)          Transgenomic will also provide the following support obligations:

(i)          support as reasonably necessary all technical inquiries from physicians, legally empowered designees, medical/office staff, and all Interpace field personnel;

(ii)         provide any reasonably necessary information to Interpace to assist Interpace in the development of Product Promotional Materials as deemed necessary or appropriate by Interpace to carry out the Phase Two Commercialization Plan;

(iii)        provide reasonably necessary information to Interpace to assist Interpace in the development of training materials as deemed necessary or appropriate by Interpace to effectively train its field personnel to carry out the Phase Two Commercialization Plan;

(iv)        provide scientific training to Interpace’s field personnel as reasonably requested by Interpace;

(v)         provide customer service support for patients or their legal designees regarding insurance coverage, testing status, general information about the tests and other standard customer service activities; and

(vi)        provide other information and resources that may be reasonably required by Interpace from Transgenomic as deemed necessary or appropriate by Interpace in its reasonable discretion in good faith to carry out each Phase Two Commercialization Plan.

(f)          Transgenomic is solely responsible for: (i) execution of CardioPredict (and C-GAAP, as applicable) in a CLIA Approved Lab, (ii) ensuring that CardioPredict (and C-GAAP, as applicable), as and in the form provided by Transgenomic, will at all times conform to Applicable Laws, (iii) maintaining all relevant laboratory approvals, including securing and retaining NY CLIA Lab Approval for the Tests; (iv) ensuring that all materials used in and provided solely by Transgenomic in support of the Collaboration but only as and in the form provided by Transgenomic comply with Applicable Laws.

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(g)          Transgenomic will be responsible for all billing and collection, arranging for insurance pre-authorization when necessary, assuring proper coding for insurance or under other payer’s requirements, and negotiating managed care contracts.

(h)          Transgenomic will be responsible for preparing and submitting a CardioPredict Validation to a New York State-certified organization. Transgenomic will reasonably consider any comments Interpace may have to the CardioPredict Validation, but final authority and control for the CardioPredict Validation and the content thereof will remain with Transgenomic.

(i)          Transgenomic will use commercially reasonable efforts to obtain the Patent Issuance as soon as reasonably possible and will keep Interpace reasonably updated on all developments in connection therewith. Transgenomic will consider Interpace’s comments, suggestions and proposed strategies concerning how to obtain Patent Issuance. Transgenomic shall further keep Interpace reasonably and regularly updated on efforts and material issues affecting Patent Issuance. Prior to Phase Two, Transgenomic shall also notify Interpace within a reasonable period of time should, to Transgenomic’s Knowledge, any of its representations in Sections 5.1(e) and 5.1(f) no longer be true and correct.

(j)          Transgenomic has advised Interpace that the […***…]. Transgenomic agrees that within three months following the Effective Date, Transgenomic will have […***…], including Transgenomic’s obligations under Article 12. Such assurance may take the form of a consent from […***…], or other steps reasonably satisfactory to Interpace.

(k)          Interpace will ensure that the Product Promotional Materials comply with all Applicable Laws, and with Transgenomic’s Trademark usage rules, guidelines, and practices as provided by Transgenomic to Interpace in writing from time to time, and as may be amended at any time at the sole discretion of Transgenomic, with respect to the appearance and manner of use of the Trademarks of Transgenomic. All Product Promotional Materials must be kept strictly confidential by Interpace until such Product Promotional Materials have been approved by Transgenomic for publication or other general dissemination (such approval not to be unreasonably withheld or delayed). Interpace shall submit to Transgenomic samples of the Product Promotional Materials prior to their use for marketing and promotion of CardioPredict (and C-GAAP, as applicable) for Transgenomic’s prior written approval. Transgenomic will provide Interpace with written notice of approval or disapproval within thirty (30) calendar days of the receipt of any sample. Upon notice of disapproval, the Parties will discuss as soon as reasonably practical to resolve any issues and develop mutually agreeable materials. No approval that Transgenomic may give hereunder will constitute or imply any representation or belief by Transgenomic that the Product Promotional Materials comply with Applicable Laws, industry standards or codes, nor will any such approval limit or relieve Interpace from its obligations under this Agreement (including with respect to indemnification to Transgenomic). Without the prior written consent of Transgenomic (i) Interpace may not use any Product Promotional Materials for any other Person or product anywhere in the world and (ii) Interpace may not use

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the Product Promotional Materials in connection with CardioPredict (or C-GAAP, as applicable) outside of the Cardiology Field or outside of the United States except to the extent a written agreement is entered into between the Parties that permits Interpace to commercialize CardioPredict (or C-GAAP, as applicable) outside of the Cardiology Field or outside of the United States in accordance with Sections 2.7(c) or 2.8(c).

(l)          Transgenomic will use commercially reasonable efforts to seek to maximize: (i) the net reimbursement per Test agreed to be paid by a maximum number of nationally recognized third party insurance companies and (ii) the net reimbursement per Test paid by the Centers for Medicare and Medicaid Services (“CMS”) for each such Test. Transgenomic shall also use commercially reasonable efforts to pursue reimbursement for the testing of the ABCB1/MDR1 gene in a reasonably expeditious manner. Transgenomic will consider Interpace’s comments, suggestions and proposed strategies concerning reimbursement of the Tests.

(m)          Interpace will execute and perform the Commercialization Plans in a diligent and professional manner and in accordance with the terms in this Agreement and the Commercialization Plans, and in accordance all usual and customary industry practices and Applicable Laws. In addition to and without limiting the generality of the foregoing, Interpace and its sales representatives and field personnel will not engage in any illegal or unethical practices or practices that would harm the reputation of Transgenomic or a Test in connection with the marketing, sales, and commercialization of such Test. Interpace will comply (and will ensure its officers, directors, employees and contractors, subcontractors, agents and any person or entity acting on its behalf or under its control comply) with all applicable U.S. anti-corruption laws and regulations, including but not limited to the U.S. Foreign Corrupt Practices Act. No payments or transfers of value will be made which have the purpose or effect of public or commercial bribery, acceptance or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business or directing business to any person or entity. Interpace will cooperate fully in Transgenomic’s efforts to enforce the terms of this provision, including but not limited to providing, upon request from Transgenomic (i) certification of compliance with this provision as signed by an authorized representative of Interpace and (ii) reasonable cooperation at Transgenomic’s expense with respect to any investigation relating to this provision.

(n)          Interpace will use its diligent efforts to promote, market, advertise, and sell CardioPredict (and C-GAAP, as applicable) in the United States. Interpace will, in accordance with Section 2.4(b) hereof, organize and maintain a competent sales force and will pursue all commercially desirable sales prospects in accordance with the Commercialization Plans. Interpace will call upon all sales prospects in accordance with the Commercialization Plans. The Parties will give attention to and address any and all complaints from customers and prospective customers of CardioPredict (and/or C-GAAP, as applicable). For the avoidance of doubt, the foregoing shall not modify, limit, restrict, condition or otherwise affect Interpace’s obligation to implement the Commercialization Plans.

(o)          Unless otherwise mutually agreed upon by the Parties and set forth in the Commercialization Plans, at least (i) […***…] units of CardioPredict in the Cardiology Field in the United States will be sold as of the result of the efforts of Interpace during the first […***…]

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months of Phase Two and (ii) […***…] units of CardioPredict in the Cardiology Field in the United States will be sold as of the result of the efforts of Interpace during the […***…] calendar year (i.e. during the period beginning January 1, […***…] and ending December 31, […***…]) (individually and collectively, the “Minimum Sales”). The Parties shall meet at least sixty (60) days prior to the commencement of each Applicable Period following December 31, […***…] to discuss in good faith and agree upon the minimum sales for each subsequent Applicable Period during the remainder of Phase Two and such agreed upon minimum sales for each subsequent Applicable Period for Phase Two shall be, and shall be deemed to be, “Minimum Sales” for purposes of this Agreement. In the event the Parties are unable to agree on Minimum Sales to apply in any Applicable Period following December 31, […***…] at least thirty days prior to the commencement of such Applicable Period, then the Chief Executive Officer and/or Chief Financial Officer for each Party shall meet to resolve such dispute and discuss in good faith and agree upon the Minimum Sales to apply in such Applicable Period within thirty (30) days of such meeting.

(p)          During the Term and for a period of […***…] years thereafter, each Party will keep and maintain detailed and accurate books and records with regard to the marketing, sales, and commercialization of CardioPredict in the United States, including all Interpace’s CardioPredict Costs and Transgenomic’s CardioPredict Costs, as applicable, and the basis of calculation thereof. Each Party will have the right, at its own expense, and upon reasonable advance written notice to the other Party, but not more than twice annually, to inspect and audit the books and records and other relevant information of the other Party during such other Party’s normal business hours to verify its compliance with the terms and conditions of this Agreement, including the costs incurred and charges due. Each Party will maintain the confidentiality of the books, records and other information of the other Party to the extent required under Article 11.

(q)          Each Party will retain ownership of all right, title, and interest in and to its Background Technology. During the Term, Transgenomic and Interpace will jointly own all copyrights in the United States to the Product Promotional Materials solely created as a part of the Collaboration (i) for which the Parties would be considered joint authors under the US Copyright Act of 1976, as amended from time to time (the “Copyright Act”), and/or (ii) are considered compilations under the Copyright Act, in which case the Parties will jointly own the copyright in such compilations in the United States, except that in such case, the copyright to the compilation is limited to the compilation per se and not to the underlying contributions for which ownership resides in the respective Party creating such contribution. Material described in the preceding clauses (i)-(ii) are the “Jointly Owned Copyrights”. Each Party’s rights in the Jointly Owned Copyrights expressly excludes any respective underlying Background Technology and Improvements thereto of the other Party. Neither Party shall have a duty to account to the other with respect to the Jointly Owned Copyrights. With the sole exception of the Parties’ joint ownership in the Jointly Owned Copyrights as and to the extent set forth in this Section 2.4(q), Transgenomic owns: (i) all of its Background Technology, (ii) all Technology, data, or other materials in connection with the Tests, (iii) all Technology, information and other materials created, conceived, or reduced to practice in connection with this Agreement and (iv) any Improvements to any of the foregoing (collectively, the “Transgenomic IP”) and all Intellectual Property Rights in and to the Transgenomic IP. To the extent Interpace has any right, title, or interest in or to any Transgenomic IP, Interpace hereby irrevocably grants, conveys, transfers, assigns and delivers to Transgenomic all right, title, and interest in and to the Transgenomic IP and all Intellectual Property Rights therein in perpetuity and throughout the

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world, effective immediately upon the inception, conception, creation or development thereof. To the extent, if any, that any Transgenomic IP or Intellectual Property Rights therein are not assignable or that Interpace retains any right, title or interest in and to any such Transgenomic IP, Interpace (a) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Transgenomic with respect to such rights; (b) agrees, at Transgenomic’s request and expense, to consent to and join in any action to enforce such rights; and (c) hereby grants to Transgenomic a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), exclusive, worldwide right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of Transgenomic) all or any portion of the Transgenomic IP, in any form or media (now known or later developed). The foregoing license includes, without limitation, the right to make any modifications to the Transgenomic IP regardless of the effect of such modifications. Interpace further irrevocably waives any “moral rights” or other rights with respect to attribution of authorship or integrity of the Transgenomic IP that Interpace may have under any applicable law under any legal theory. To the extent that any Transgenomic IP uses or incorporates in any manner any Background Technology of Interpace (“Interpace IP”), Interpace hereby grants to Transgenomic a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), non-exclusive, worldwide right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit such Interpace IP to the extent necessary to enable Transgenomic to freely use and exploit and otherwise exercise its ownership rights in the Transgenomic IP in any manner without restriction. Following expiration or termination of this Agreement for any reason, Transgenomic shall own exclusively all Product Promotional Materials (including exclusive ownership of all Jointly Owned Copyrights) (except for any underlying Background Technology of Interpace, which shall remain the sole and exclusive property of Interpace), and Interpace hereby irrevocably grants, conveys, transfers, assigns and delivers to Transgenomic all right, title and interest in and to such Product Promotional Materials and all Intellectual Property Rights therein in perpetuity and throughout the world, provided that Transgenomic shall not exercise its exclusive ownership rights to any of the foregoing until expiration or termination of this Agreement. For clarification, neither the foregoing nor anything else in this Agreement shall affect or restrict in any manner Transgenomic’s rights as a joint owner as set forth in this Section 2.4(q) or otherwise in this Agreement or under Applicable Law.

(r)          In the event that Transgenomic notifies Interpace that, other than due to a shortage or event effecting the diagnostic test industry as a whole, or due to a supplier’s fault or inability to supply or other reason not beyond Transgenomic’s control, Transgenomic will not be able to […***…], or will be unable to […***…], in each case for a period of at least sixty (60) consecutive days (each a “Supply Event”), then immediately following such notification the Parties will meet and discuss and agree in good faith on a resolution to resolve the Supply Event, but if a mutually acceptable resolution cannot be agreed upon by the Parties, then, and only through and until such time as Transgenomic is able to […***…] or is able to […***…], as applicable,

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and subject to the terms and conditions of this Agreement, Transgenomic will grant Interpace a non-exclusive, limited, non-transferable, non-sublicensable license under the CardioPredict Intellectual Property Rights that Transgenomic owns or has the right to license or sublicense (and C-GAAP Intellectual Property Rights that Transgenomic owns or has the right to license or sublicense, if applicable) to […***…] to […***…], solely in the Cardiology Field and solely in the United States and solely during the duration of the Supply Event. In the event Transgenomic notifies Interpace that Transgenomic will not be able to […***…], other than a […***…], for a period of at least sixty (60) consecutive days, then immediately following such notification the Parties will meet and discuss and agree in good faith on a resolution (which resolution may include […***…]) and the Parties will provide reasonable assistance and cooperation in connection with such resolution; provided that such resolution shall apply only through and until such time as Transgenomic […***…].

2.5           Profit Sharing

(a)          Certain defined terms:

(i)          “Applicable Period” means any full calendar year during the Term: except that (x) the entire duration of Phase One will be considered one complete Applicable Period, regardless of whether such period is less than a full calendar year and/or whether such period includes portions of more than one calendar year, (y) if Phase Two begins on a date which is other than January 1st of such calendar year, that portion of such calendar year in which Phase Two was in effect will be considered one complete Applicable Period regardless of whether such period is less than a full calendar year; (z) in event the Agreement ends on a day other than December 31st of any calendar year, then the portion of such calendar year in which the Agreement was in place will be considered one complete Applicable Period regardless of whether such period is less than a full calendar year.

(ii)         “Initial Profit” means, for any calendar month, Applicable Period or other cumulative period: (x) the […***…] for such calendar month, Applicable Period or other cumulative period, as the case may be less (y) […***…] for such calendar month, Applicable Period or other cumulative period, as the case may be.

(iii)        “Interpace’s CardioPredict Costs” means, for any calendar month, Applicable Period or other cumulative period, as the case may be:

(A)  Interpace’s CardioPredict Costs are those direct costs to market and sell CardioPredict for such Applicable Period, incurred in accordance with the agreed Commercialization Plans following the

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general principles and cost categories outlined below and for Sales Representatives, in the attached Exhibit C. The general categories of principles and cost are the following:

(1)         Sales Representatives in accordance with the following principles and cost categories as set forth in Exhibit C:

(a)          Start up and one-time costs including initial recruiting of sales representatives, setup and systems configuration costs, to be reimbursed based on the rates previously discussed and to be mutually agreed;

(b)           Pass through costs that are directly related, without need for allocation, to selling CardioPredict including sales representatives and district managers salary, bonus and related payroll taxes, sales representatives and sales managers field travel, training and sales meetings, business development funds for use by sales representatives, and shipping of materials or sample kits; with such costs estimated and reconciled based on actual cost incurred by Interpace;

(c)          Direct costs that are assigned to the program as set forth in the applicable exhibit including sales representative and district manager benefits, support of the field sales leader when not dedicated to the program, fleet, backfill recruiting, training systems and support, computer systems and related support sales operations and related support, and such Interpace costs to be reimbursed based on the rates previously discussed and mutually agreed;

(d)          Indirect costs that relate to the program as set forth in the applicable exhibit including sales representative support from Interpace’s compliance, human resources, finance and infrastructure related to the program. The amount for indirect costs will not exceed […***…]% of the sum of (a) – (c) and such Interpace costs to be reimbursed based on the rates previously discussed and mutually agreed.

(2)         Participation by Group DCA:

(a)          Staff – Actual Cost including taxes and benefits (at PDI overall company rates) using a calculated overall blended rate.

(b)          Indirect Support – Which includes indirect support of staff calculated on an overall GDCA basis – amount not

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to exceed […***…]% of total Staff and Indirect Support. Third party costs – GDCA cost.

(3)         Direct Interpace Diagnostics management – Which initially will include a General Manager and a Marketing Director.

(a)   Direct Cost – No more than […***…]% of actual salary including taxes and benefits (at PDI overall company rates). If either initial positions are filled by non-employees during Phase 1 actual cost will be charged.

(b)   Indirect Support – No more than […***…]% of the total cost of Direct Cost (per (a) above) of the Interpace Diagnostics management.

(4) Other third party expenses specifically related to the selling and marketing of the Tests not included in (1) – (3) above – Actual Cost.

(5)         It is acknowledged and agreed that in determining amounts in this Section 2.5(A) that actual direct costs are not determinable in all cases and allocations consistent with normal practices will be required.

(B)   For the avoidance of doubt, Interpace’s CardioPredict Costs will not include any amount for general management and infrastructure of PDI or any mark up for profit.

(C)   Utilizing the principles outlined in these Sections 2.5(a)(iii)(A) and 2.5(a)(iii)(B), Interpace and Transgenomic will agree on Interpace’s CardioPredict Costs for each Applicable Period (or shorter periods if agreed by the Parties).

(iv)        “Net Profit” means, for any calendar month, Applicable Period or other cumulative period, (x) the […***…] for such calendar month, Applicable Period or other cumulative period, as the case may be less (y) […***…] for such calendar month, Applicable Period or other cumulative period, as the case may be.

(v)         “Net Revenue” means for any calendar month, Applicable Period or other cumulative period, the net revenue recorded by Transgenomic for the performance of the tests on a GAAP basis (including reductions for allowance for doubtful accounts, trade discounts, etc.) for such calendar month, Applicable Period or other cumulative period, as the case may be.

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(vi)        “Transgenomic’s CardioPredict Costs” means, for any calendar month, Applicable Period or other cumulative period, as the case may be:

(A)  Transgenomic’s direct costs to process CardioPredict, provide customer service support and billing and collection. Transgenomic will submit a budget for such costs at the same time Interpace submits a budget for each Commercialization Plan. Consistent with the specific principles to be agreed upon and outlined in the attached Exhibit C. The general categories of cost are the following:

(1)         cost of all direct materials to perform the test and logistical costs to get kit from physician office or patient to Transgenomic for testing,

(2)         direct labor time costs,

(3)         royalties or other consideration payable to a third party in connection with the manufacture, use, sale, importation, or other disposition of, commercialization or exploitation of CardioPredict or C-GAAP,

(4)         an overhead factor to compensate for other direct costs. In general this overhead factor should represent the incremental cost of other direct costs.

(5)          In determining amounts in (A)(1) - (4) above, actual direct costs are not determinable in all instances and estimates, averages, allocations, etc. will be required.

(B)   For the avoidance of doubt, Transgenomic’s CardioPredict Costs will not include any amount for general management and infrastructure of Transgenomic or any mark up for profit.

(C)   Utilizing the principles outlined in (A) and (B) above, the Parties will agree on Transgenomic’s CardioPredict Costs cost as follows:

(1)         During Phase One - A fixed amount per CardioPredict test to be applied to all CardioPredict tests processed during Phase One. Preliminary calculation of this amount is $[…***…] U.S. Dollars but will be finalized during the Commercialization Plan approval process.

(2)         During Phase Two - A fixed amount established for each Applicable Period based on ranges of volumes anticipated for each Applicable period. Amounts will be established and agreed no later than thirty (30) days prior to the start of an Applicable Period.

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(D)   On a weekly basis, Transgenomic agrees to report (weekly) the number of tests processed and (weekly) Transgenomic’s CardioPredict Costs (as set forth in subsection (C) above).

(b)          Reporting and Payment

(i)          During Phase One -

Within […***…] business days following the end of each calendar month during Phase One, Transgenomic will report to Interpace Net Revenue and Initial Profit for such month and cumulatively from the Effective Date through the end of such month. Also within […***…] business days following the end of such month, Interpace will report to Transgenomic, Interpace’s CardioPredict Costs for such month and for the cumulative period from the Effective Date through the end of such month. Based on these reports, Transgenomic and Interpace will calculate Net Profit and agree on amounts owed to Interpace for the month following the principles below:

(A) So long as cumulative Net Profit from the Effective Date is negative then the amount owed to Interpace for the month is the Initial Profit calculated for such month. At the end of the first month that the cumulative Net Profit from the Effective Date is at least $[…***…], the amount owed to Interpace for such month is the Initial Profit for such month reduced by […***…]% of the amount of cumulative Net Profit for such month from the Effective Date that is over $[…***…] up to $[…***…], by […***…]% of the amount of cumulative Net Profit in the month from the Effective Date that is between $[…***…] and $[…***…] and by […***…]% of cumulative Net Profit for the month from the Effective Date that is over $[…***…]. After first month that the cumulative Net Profit from the Effective Date is at least $[…***…], the amount owed to Interpace for such month is the Initial Profit for such month reduced by […***…]% of the amount of the Net Profit for such month that is over $[…***…] up to $[…***…], by […***…]% of the amount of Net Profit in the month that is between $[…***…] and $[…***…] and by […***…]% of Net Profit for the month that is over $[…***…]. If the cumulative Net Profit in a future month during Phase One becomes negative, the amount owed to Interpace for the month is the Initial Profit for the month increased by all prior deductions (i.e., all prior reductions from payments made to Interpace for prior months representing that portion of Net Profit for such prior months that was retained by Transgenomic, as aforementioned) for Net Profit over $[…***…]. Detailed procedures will be agreed by the Parties. Transgenomic will pay Interpace within […***…] days of the end of the month for which such calculations apply.

(ii)         During Phase Two - Until Net Profit is achieved for both an Applicable Period and cumulatively from the Effective Date –

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(ii)         Within […***…] business days following the end of each calendar month, Transgenomic will report to Interpace, Net Revenue and Initial Profit for: (x) such month, (y) the year to date portion of the Applicable Period in which such month occurs, and (z) the cumulative period from the Effective Date through the end of such month. Also within […***…] business days following the end of such month, Interpace will report to Transgenomic, Interpace’s CardioPredict Costs for each of the periods described in (x), (y) and (z) above. Based on these reports, Transgenomic and Interpace will calculate Net Profit for each of the periods described in (x), (y) and (z) above, and agree on amounts owed to Interpace for the month following the principles below:

(A) So long as cumulative Net Profit from the Effective Date is negative then the amount owed to Interpace for the month is the Initial Profit calculated for such month. At the end of the first month that the cumulative Net Profit from the Effective Date is at least $[…***…], the amount owed to Interpace for such month is the Initial Profit for such month reduced by […***…]% of the amount of cumulative Net Profit for such month from the Effective Date that is over $[…***…] up to $[…***…], by […***…]% of the amount of cumulative Net Profit in the month from the Effective Date that is between $[…***…] and $[…***…] and by […***…]% of cumulative Net Profit for the month from the Effective Date that is over $[…***…]. After first month that the cumulative Net Profit from the Effective Date is at least $[…***…], the amount owed to Interpace for such month is the Initial Profit for such month reduced by […***…]% of the amount of the Net Profit for such month that is over $[…***…] up to $[…***…], by […***…]% of the amount of Net Profit in the month that is between $[…***…] and $[…***…] and by […***…]% of Net Profit for the month that is over $[…***…]. If the cumulative Net Profit in a future month in the Applicable Period becomes negative, the amount owed to Interpace for that month is the Initial Profit for such month increased by all deductions (i.e., all prior reductions from payments made to Interpace for prior months representing that portion of Net Profit for such prior months that was retained by Transgenomic, as aforementioned) in the Applicable Period for Net Profit over $[…***…]. Detailed procedures will be agreed by the parties. Transgenomic will pay Interpace within […***…] days of the end of the month for which such calculations apply until positive Net Profit is achieved. After cumulative positive Net Profit is achieved, Transgenomic will pay Interpace within […***…] days of the end of the month for which such calculations apply, unless other Collaboration-related events cause a negative effect on cash flow, upon which the parties will meet to agree on an appropriate time frame for Transgenomic payments to be made to Interpace.

(iii)        During Phase Two – For Each Applicable Period after the first Applicable Period that Net Profit is achieved for both the Applicable Period and cumulatively from the Effective Date -

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Within […***…] business days following the end of each calendar month, Transgenomic will report to Interpace Net Revenue and Initial Profit for (x) such month and (y) the year to date portion of the Applicable Period in which such month occurs. Also within […***…] business days following the end of such month, Interpace will report to Transgenomic Interpace’s CardioPredict Costs for such each of the periods described in (x) and (y) above. Based on these reports, Transgenomic and Interpace will calculate Net Profit for each of the periods described in (x) and (y) above and agree on amounts owed to Interpace for the month following the principles below:

(A) So long as cumulative Net Profit for the Applicable Period is negative then the amount owed to Interpace for the month is the Initial Profit calculated for such month. If, at the end of a month, the cumulative Net Profit for the Applicable Period is at least $[…***…], the amount owed to Interpace for the month is the Initial Profit for such month, reduced by […***…]% of the amount of Net Profit for the month that represents the cumulative Net Profit from the Effective Date that is over $[…***…] up to $[…***…], […***…]% of the amount of Net Profit in the month for that portion of the cumulative Net Profit from the Effective Date that is between $[…***…] and $[…***…] and […***…]% of Net Profit for the month for that portion of the cumulative Net Profit from the Effective Date that is over $[…***…]. If the cumulative Net Profit in a future month in the Applicable Period becomes negative, the amount owed to Interpace for that month is the Initial Profit for such month increased by all deductions (i.e., all prior reductions from payments made to Interpace for prior months representing that portion of Net Profit for such prior months that was retained by Transgenomic, as aforementioned) in the Applicable Period for Net Profit over $[…***…]. Detailed procedures will be agreed by the Parties. Transgenomic will pay Interpace within […***…] days of the end of the month for which such calculations apply until positive Net Profit is achieved. After cumulative positive Net Profit is achieved, Transgenomic will pay Interpace within […***…] days of the end of the month for which such calculations apply. For purposes of clarity, the terms and conditions of this Section 2.5 shall be applicable during any period in which Interpace is exercising the license rights set forth in Sections 2.4(r) and 12.1, provided that Transgenomic shall not be required to share any amounts with Interpace following expiration or termination of this Agreement.

2.6           Loan Provisions

(a)          Subject to the terms of this Section 2.6, Interpace agrees, from time to time during Phase Two, to make certain loans to Transgenomic in such amounts as may be reasonably requested by Transgenomic (each a “Loan” and collectively the “Loans”), subject to, conditioned upon and in accordance with the following:

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(i)          Transgenomic agrees that all such Loan proceeds will be used solely for Transgenomic’s working capital required for CardioPredict during Phase Two. In no event will Interpace have any obligation to make any Loans to Transgenomic until after Phase Two has begun.

(ii)         Within […***…] business days following the end of the calendar month in which Phase Two commences, Interpace will, upon written request from Transgenomic, advance to Transgenomic an amount equal to Transgenomic’s CardioPredict Costs for the prior […***…] months.

(iii)         Within […***…] business days following the end of each month after the first month in which Phase Two commenced, Interpace will, upon written request from Transgenomic, advance to Transgenomic an amount equal to difference between Transgenomic’s CardioPredict Costs for the then prior […***…] months and the total amount of previous Loans made by Interpace to Transgenomic. However, if, based on this calculation method, Interpace has advanced Transgenomic, in the aggregate, an amount that is more than Transgenomic’s CardioPredict Costs for such prior […***…] month period, then Interpace will have no obligation to make such Loan and will no longer have any obligation to make any Loans to Transgenomic until any such period when Transgenomic’s CardioPredict Costs for the […***…] month period exceed the total amount of the previous loans.

(iv)        In no event will Interpace be required to make any Loans which, when taken together with all outstanding principal and interest under all Loans made by Interpace to Transgenomic, would cause total outstanding amounts, including the loan amount requested, to exceed Three Million Dollars ($3,000,000).

(v)         If, at any time, Net Profit, calculated on a monthly basis, is greater than zero for […***…] consecutive months, Interpace will no longer have any obligation to make any new Loans to Transgenomic, unless other Collaboration-related events cause a negative effect on cash flow, upon which the Parties will meet to consider granting Loans to Transgenomic.

(b)          All Loans will be evidenced by a convertible note in substantially the form attached hereto as Exhibit A (the “Convertible Note”). The Convertible Note will bear simple interest at an annual rate equal to the lesser of: (i) the maximum rate permitted by Applicable Law, and (ii) […***…] as of the Effective Date, with principal and accrued interest payable on the eighth anniversary of the Effective Date, and will be convertible at any time at the option of Interpace into shares of common stock of Transgenomic at a conversion rate of seventy-five cents ($0.75) per share of common stock (subject to adjustments for stock splits, stock dividends, recapitalizations and the like); provided, however, that, any time after any Loan is outstanding for more than […***…] years, Interpace may, by written notice to Transgenomic elect to terminate all, but not less than all, of the conversion rights under the Convertible Note and upon termination of such conversion rights, all Loans under the Convertible Note will become payable over a period of thirty-six (36) months (or such shorter period in the event the eighth anniversary of the Effective Date is then less than thirty-six

24	*Confidential Treatment Requested

(36) months from the date of the written notice of election to terminate Interpace’s conversion rights) in consecutive, equal monthly installments of principal and interest, commencing on the first day of the second full calendar month following the date of Interpace’s written notice of election to terminate its conversion rights.

(c)          As security for the full and timely payment of all amounts that may from time to time become due under the Convertible Note, Transgenomic will grant Interpace a blanket security interest in substantially all of Transgenomic’s assets by executing and delivering contemporaneously with the execution and delivery of the Convertible Note by Transgenomic, a security agreement in substantially the form attached hereto as Exhibit B (the “Security Agreement”) . The security interest granted to Interpace under the Security Agreement will be a first priority lien, subject to (i) the security interest in Transgenomic’s assets held by Third Security, LLC and its affiliates (collectively, “Third Security”) pursuant to Transgenomic’s outstanding credit facility with Third Security (as may be amended or restated from time to time), (ii) liens for taxes, assessments or charges of any Governmental Body for claims not yet due, (iii) liens imposed by laws, such as mechanics’ liens and other similar liens, arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due; and (iv) any additional liens of record that Interpace may consent to in its sole discretion at the time of extending a Loan that may have superior priority to Interpace’s lien by operation of law.

2.7           Restrictions and Other Agreements

(a)          Transgenomic agrees that during the Term, subject to Section 2.7(d) hereof, neither Transgenomic nor any of its Affiliates will, directly or indirectly (either for itself, through or with any third parties, or otherwise): (i) market, promote, sell or otherwise commercialize CardioPredict (including any Variation) in the Cardiology Field in the United States, other than in support of the Collaboration, or any Competing Test within or for the Cardiology Field in the United States, or (ii) conduct, perform or execute CardioPredict (including any Variation) or any Competing Test, in each case, within or for the Cardiology Field in the United States, other than in support of the Collaboration, or (iii) transfer, sell, assign, license, sublicense or grant any interest in the CardioPredict Intellectual Property Rights owned by or licensed to Transgenomic for use within or for the Cardiology Field within the United States other than in support of the Collaboration.

(b)          Interpace agrees that during the Term, neither Interpace nor any of its Affiliates will, directly or indirectly (either for itself, through or with any third parties, or otherwise) (i) market, promote, sell or otherwise commercialize CardioPredict (including any Variation) other than within or for the Cardiology Field within the United States in support of the Collaboration and/or (ii) market, promote, sell or otherwise commercialize any Competing Test within or for the Cardiology Field within the United States.

(c)          During the Term and only if Interpace is and has throughout the Term been performing in compliance with its material obligations hereunder (including meeting all Minimum Sales targets) then, in the event Transgenomic intends to market, promote, sell or otherwise commercialize with a third party (i) CardioPredict (including any Variation) outside the Cardiology Field within the United States or (ii) any New Test inside the Cardiology Field

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within the United States, Transgenomic shall give Interpace written notice thereof (the “Commercialization Notice”). Interpace shall have […***…] days from its receipt of the Commercialization Notice to advise Transgenomic, in writing, if Interpace desires to collaborate with Transgenomic on such commercialization. In the event Interpace does not respond within such […***…] day period, or advises Transgenomic, in writing, that it does not desire to collaborate with Transgenomic on such commercialization, then Transgenomic may pursue such opportunity with any third party. In the event Interpace advises Transgenomic, in writing, that it desires to collaborate with Transgenomic on such commercialization within […***…] days from its receipt of the Commercialization Notice, then for a period of […***…] days following receipt of Interpace’s written notice, Transgenomic agrees to negotiate exclusively with Interpace the terms and conditions pursuant which such collaboration might occur. At the end of such […***…] day period Transgenomic may pursue such commercialization with any third party. Notwithstanding the foregoing, nothing herein shall limit or restrict in any manner the right of Transgenomic to directly (without any third party) market, promote, sell or otherwise dispose of, commercialize and exploit CardioPredict (or variations thereof) outside of the Cardiology Field and/or outside of the United States.

(d)          For clarification, Transgenomic and its Affiliates shall be free to, directly or indirectly, market, promote, sell, commercialize, conduct, perform, and execute any Excluded Variations, inside and outside of the Cardiology Field and inside or outside of the United States without any restrictions of any type or kind.

2.8           C-GAAP

(a)          Transgenomic understands and agrees that Interpace is not undertaking the obligation to assist or otherwise collaborate with Transgenomic regarding the commercialization of C-GAAP. Notwithstanding the above, Transgenomic agrees that during the Term, other than as set forth in Section 2.8(b) below and subject to Section 2.7(d) hereof, neither Transgenomic nor any of its Affiliates will, directly or indirectly (either for itself, through or with any third parties, or otherwise) (i) market, promote, sell or otherwise commercialize C-GAAP (including any Variation) in the Cardiology Field in the United States or conduct, perform or execute C-GAAP (including any Variation) in the Cardiology Field in the United States, in each case, other than in support of the Collaboration and/or (ii) transfer, sell, assign, license, sublicense or grant any interest in the C-GAAP Intellectual Property Rights owned by or licensed to Transgenomic for use within or for the Cardiology Field within the United States other than in support of the Collaboration.

(b)          During the Term, the Parties will continue to engage in discussions concerning the possible commercialization of C-GAAP in the Cardiology Field in the United States, it being understood and agreed that Interpace shall have the right to explore third party discussions regarding possible commercialization of C-GAAP provided the Parties reach an understanding regarding the nature and scope of such third party communications in advance and in writing. In the event the Parties agree to commercialize C-GAAP in the Cardiology Field in the United States, the commercialization of C-GAAP shall become part of this Agreement and the Parties shall meet and agree on updating the Commercialization Plans, in writing, to include the commercialization of C-GAAP in the Cardiology Field in the United States. In the event the

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Parties agree to commercialize C-GAAP in the Cardiology Field in the United States, references to CardioPredict set forth in this Agreement shall include C-GAAP.

(c)          During the Term and only if Interpace is and has throughout the Term been performing in compliance with its material obligations hereunder (including meeting all Minimum Sales targets) then, in the event Transgenomic intends to market, promote, sell or otherwise commercialize C-GAAP (including any Variation) outside of the Cardiology Field and/or outside of the United States, in either case with a third party, it shall give Interpace written notice thereof (the “C-GAAP Non Cardiology Commercialization Notice”). Interpace shall have […***…] days from its receipt of the C-GAAP Non Cardiology Commercialization Notice to advise Transgenomic, in writing, if it desires to collaborate with Transgenomic on the commercialization of C-GAAP outside of the Cardiology Field and/or outside of the United States, as applicable. In the event Interpace does not respond within such […***…] day period, or advises Transgenomic, in writing, that it does not desire to collaborate with Transgenomic on the commercialization of C-GAAP outside of the Cardiology Field and/or outside of the United States, as applicable, Transgenomic may pursue such opportunity with any third party. In the event Interpace advises Transgenomic, in writing, that it desires to collaborate with Transgenomic on the commercialization of C-GAAP outside of the Cardiology Field and/or outside of the United States, as applicable, within […***…] days from its receipt of the C-GAAP Non Cardiology Commercialization Notice then, for a period of […***…] days following receipt of Interpace’s written notice, Transgenomic agrees to negotiate exclusively with Interpace the terms and conditions pursuant which such collaboration might occur. At the end of such […***…] day period Transgenomic may pursue the commercialization of C-GAAP outside of the Cardiology Field and/or outside of the United States with any third party. Notwithstanding the foregoing, nothing herein shall limit or restrict in any manner the right of Transgenomic to directly (without any third party) market, promote, sell or otherwise dispose of, commercialize and exploit C-GAAP outside of the Cardiology Field and/or outside of the United States.

Article 3

TERM AND TERMINATION

3.1           Term of Agreement

(a)          This Agreement will commence on the Effective Date and will continue until terminated or expired in accordance with Section 3.1(b) below (the “Term”).

(b)          This Agreement may expire or be terminated as provided below:

(i)          The Agreement will expire automatically upon the expiration of the Phase One Period unless Interpace elects to proceed to Phase Two in accordance with the provisions of Section 2.2(c).

(ii)         In the event Interpace elects to proceed to Phase Two in accordance with the provisions of Section 2.2(c), this Agreement will expire on date that is ninety (90) days following the eighth year anniversary of the date that Phase Two began, provided, however, this Agreement will renew automatically year to year unless

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and until either Party provides notice of non-renewal to the other Party at least ninety (90) days prior to the expiration of such initial term or any renewal term.

(iii)        Interpace and Transgenomic will have the right to terminate this Agreement by mutual written consent at any time.

(iv)        Transgenomic may terminate this Agreement upon sixty (60) days’ prior written notice to Interpace in the event of a material breach by Interpace of any of its representations, warranties, covenants, or obligations contained in this Agreement. Upon the expiration of such notice period, this Agreement will terminate without the need for further action by either Party; provided, however, that if the breach upon which such notice of termination is based will have been cured within such sixty (60) day period, to the reasonable satisfaction of Transgenomic, then such notice of termination will be deemed rescinded, and this Agreement will continue in full force and effect.

(v)         Interpace will have the right to terminate this Agreement upon sixty (60) days’ prior written notice to Transgenomic in the event of a material breach by Transgenomic of any of its representations, warranties, covenants, or obligations contained in this Agreement. Upon the expiration of such notice period, this Agreement will terminate without the need for further action by either Party; provided, however, that if the breach upon which such notice of termination is based will have been cured by Transgenomic within such sixty (60) day period, to the reasonable satisfaction of Interpace, then such notice of termination will be deemed rescinded, and this Agreement will continue in full force and effect.

(vi)        Interpace may terminate this Agreement upon sixty (60) days’ prior written notice to Transgenomic in the event of a Material Adverse Change, provided that at the end of such sixty (60) day period such Material Adverse Change continues to exist.

(vii)       Transgenomic may terminate this Agreement if the Minimum Sales are not met during any Applicable Period during the Term; provided, however, that, prior to terminating this Agreement pursuant to this Section 3.1(b)(vii), Transgenomic will provide notice to Interpace of the Minimum Sales shortfall and the Parties will meet and discuss and agree in good faith on a resolution to resolve the shortfall, but if a mutually acceptable resolution cannot be agreed upon by the Parties, then Transgenomic may terminate this Agreement upon sixty (60) days’ prior written notice to Interpace. In the event an acceptable resolution is met, but such resolution fails to remedy the Minimum Sales shortfall within the time prescribed by the agreed upon resolution, then Transgenomic may terminate this Agreement upon sixty (60) days’ prior written notice to Interpace. The exclusive remedy available for Interpace’s failure to solely achieve Minimum Sales in any Applicable Period despite performing all of its obligations under this Agreement is limited to Transgenomic’s right to terminate this Agreement as set forth in this Section 3.1(b)(vii); provided however that for clarification, the foregoing shall not in any way limit, modify or condition or act as a waiver of Transgenomic’s rights

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remedies under this Agreement or at law or in equity for any breach by Interpace of its obligations under this Agreement.

(viii)      Interpace may terminate this Agreement upon written notice to Interpace at the earlier of (i) the date of the expiration of the Phase One Period and (ii) the date of the Phase Two Notification, if any of the representations and warranties set forth in Sections 5.1(e) and 5.1(f) are no longer true and correct as of such date.

3.2           Survival

The provisions of Articles 1, 6, 7, 10, 11, and 13, and Sections 2.4(c) (last sentence only), 2.4(k) (last two sentences only), 2.4(p), 2.4(q), 3.2, 4.1(i), 4.1(j), 5.1(j) and 5.1(k) will survive any termination or expiration of this Agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF INTERPACE

4.1           Representations and Warranties of Interpace

Interpace represents and warrants to Transgenomic that:

(a)          Organization of Interpace. Interpace is a corporation duly formed, validly existing, and in good standing under the laws of the State of Delaware.

(b)          Authorization of Transaction. Interpace has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Interpace in connection with the transactions contemplated by this Agreement (the “Interpace Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Interpace and this Agreement constitutes, and each of the Interpace Documents when so executed and delivered will constitute (in each case assuming due authorization, execution and delivery by each other Party hereto or thereto), the valid and legally binding obligation of Interpace, enforceable in accordance with its or their respective terms and conditions, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).

(c)          Noncontravention. Neither the execution and the delivery of this Agreement nor any of the Interpace Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any of Interpace’s Organic Documents or any Applicable Law to which Interpace is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Interpace is a party or by which it is bound or to which any of its material assets are subject. Except for any filing requirements in connection with applicable securities laws, Interpace is not required to give any notice to, make any filing with, or obtain

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any authorization, consent, or approval of, any Person or Governmental Body in connection with the execution and delivery of this Agreement or in order for Interpace to perform its obligations contemplated by this Agreement.

(d)          Brokers’ Fees. Interpace has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Transgenomic could become liable or obligated.

(e)          Financial Capability. Interpace has sufficient cash or other sources of immediately available funds to make the Loans contemplated by this Agreement.

(f)          Personnel. Interpace has the requisite qualified personnel, facilities, equipment, expertise, experience and skill to perform its obligations set forth in this Agreement in a diligent, professional, and competent manner, and its employees will perform the Phase One Commercialization Plan and Phase Two Commercialization Plan (if applicable) in diligent, professional and competent manner in accordance with best industry practices and all Applicable Laws.

(g)          Permits. Interpace has all necessary Permits to carry out its obligations under this Agreement.

(h)          Legal Compliance. Interpace complies and at all times has complied in all material respects with all Applicable Laws, and no Legal Proceeding has been filed or commenced against Interpace alleging any failure so to comply or any liability pursuant to any Applicable Law. To the Knowledge of Interpace, Interpace is not under investigation with respect to the violation of any Applicable Law.

(i)          Remedies. EXCEPT IN THE EVENT INTERPACE IS IN BREACH OF A REPRESENTATION OR WARRANTY SET FORTH IN SECTION 4.1(h) ON THE EFFECTIVE DATE, IN WHICH CASE TRANSGENOMIC SHALL BE ENTITLED TO ANY REMEDIES IT MAY HAVE UNDER APPLICABLE LAW, TRANSGENOMIC’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 4.1(h) SHALL OTHERWISE BE AS AND TO THE EXTENT SET FORTH IN THE INDEMNIFICATION SECTION IN SECTION 6.2. FURTHER, FOR THE AVOIDANCE OF DOUBT, FOR BREACHES OF SECTIONS 4.1(c), 4.1(d), 4.1(f) AND/OR 4.1(g), THE CURE PERIOD SET FORTH IN SECTION 3.1(b)(iv) SHALL APPLY.

(j)          Disclaimer of Representations.     Interpace makes no representation or warranty to Transgenomic except as specifically made in this Article 4, and, except as specifically made in this Article 4, Interpace makes no and hereby specifically and expressly disclaims all warranties and representations of any kind, whether express, implied, or statutory.

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Article 5

REPRESENTATIONS AND WARRANTIES OF TRANSGENOMIC

5.1           Representations and Warranties of Transgenomic

Transgenomic represents and warrants to Interpace that:

(a)          Organization of Transgenomic. Transgenomic is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

(b)          Authorization of Transaction. Transgenomic has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Transgenomic in connection with the transactions contemplated by this Agreement (the “Transgenomic Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Transgenomic and this Agreement constitutes, and each of the Transgenomic Documents when so executed and delivered will constitute (in each case assuming due authorization, execution and delivery by each other Party hereto or thereto), the valid and legally binding obligation of Transgenomic, enforceable in accordance with its or their respective terms and conditions, except as such enforcement may be limited by the Enforceability Exceptions.

(c)          Noncontravention. Neither the execution and the delivery of this Agreement nor any of the Transgenomic Documents will (i) violate any of Transgenomic’s Organic Documents or any Applicable Law to which Transgenomic is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Transgenomic is a party or by which it is bound or to which any of its material assets are subject. Except for any filing requirements in connection with applicable securities laws, Transgenomic is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Person or Governmental Body in connection with the execution and delivery of this Agreement or in order for Transgenomic to perform its obligations contemplated by this Agreement.

(d)          Brokers’ Fees. Transgenomic has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Interpace could become liable or obligated.

(e)          Litigation. As of the Effective Date and the earlier of: (i) the date of the expiration of the Phase One Period and (ii) the date of the Phase Two Notification, there is no pending and served or, to the Knowledge of Transgenomic, threatened litigation, arbitration or government investigation involving or relating to the Tests.

(f)          Intellectual Property.

(i)          As of the Effective Date and the earlier of: (i) the date of the expiration of the Phase One Period and (ii) the date of the Phase Two Notification, there is no Legal

31

Proceeding pending and served to Transgenomic or, to the Knowledge of Transgenomic, pending but not served, or threatened, by any third party against Transgenomic and/or its licensor or co-owner before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the CardioPredict Intellectual Property Rights, nor has Transgenomic received any written charge, complaint, claim, demand, or notice alleging that CardioPredict or exploitation of the CardioPredict Intellectual Property infringes, misappropriates, or violates the Intellectual Property Rights of any third party in the United States (including any claim that Transgenomic must obtain a license to or refrain from using any third party Intellectual Property Rights), nor does Transgenomic have any Knowledge of facts which, taken together, would constitute such a claim. As of the Effective Date, Transgenomic has not brought any Legal Proceeding (other than claims that have been resolved to Transgenomic’s satisfaction) against any Person for infringing, misappropriating, or violating any of the CardioPredict Intellectual Property Rights in the United States, and, to the Knowledge of Transgenomic, no third party has infringed, misappropriated, or violated any of the CardioPredict Intellectual Property Rights owned by Transgenomic in the United States.

(ii) Except for the […***…], Transgenomic has exclusive rights in and to the Brinkman Application in the United States. To Transgenomic’s Knowledge, Transgenomic owns all right, title and interest in and to, or has continuing rights to use, sell, license and sublicense, the CardioPredict Intellectual Property Rights (and C-GAAP Intellectual Property Rights, if applicable) for CardioPredict (and C-GAAP, if applicable) as and in the form CardioPredict and C-GAAP currently exist as of the Effective Date. Transgenomic has the right to grant Interpace the licenses set forth in Sections 2.4(r) and 12.1 hereof.

(g)          CLIA Status. Transgenomic has submitted a CLIA application (Form CMS-116) and it and all accompanying documents have been submitted to and accepted by the NYDOH for a laboratory facility selected by Transgenomic and the NYDOH has issued a certificate of compliance (containing a CLIA number) with all applicable CLIA requirements to such laboratory authorizing it to conduct the Tests.

(h)          CardioPredict Validation. Within thirty (30) days of the Effective Date, Transgenomic will prepare and submit a CardioPredict Validation to a New York State-certified organization and throughout the Term, Transgenomic shall maintain and secure all relevant laboratory approvals for CardioPredict in the United States, including securing and retaining NY CLIA Lab Approval.

(i)          Legal Compliance.   Transgenomic complies and at all times has complied in all material respects with all Applicable Laws, and no Legal Proceeding has been filed or commenced against Transgenomic alleging any failure so to comply or any liability pursuant to any Applicable Law. To the Knowledge of Transgenomic, Transgenomic is not under investigation with respect to the violation of any Applicable Law.

(j)          Remedies. EXCEPT IN THE EVENT TRANSGENOMIC IS IN BREACH OF A REPRESENTATION OR WARRANTY SET FORTH IN SECTIONS 5.1(e), 5.1(f), OR 5.1(i)

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ON THE EFFECTIVE DATE, IN WHICH CASE INTERPACE SHALL BE ENTITLED TO ANY REMEDIES IT MAY HAVE UNDER APPLICABLE LAW, (A) INTERPACE’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 5.1(e) AND 5.1(f) AT THE EARLIER OF (X) THE DATE OF THE EXPIRATION OF THE PHASE ONE PERIOD AND (Y) THE DATE OF THE PHASE TWO NOTIFICATION SHALL BE INTERPACE’S RIGHT TO TERMINATE THIS AGREEMENT AS AND TO THE EXTENT SET FORTH IN SECTION 3.1(b)(viii); PROVIDED THAT THE FOREGOING SHALL NOT LIMIT TRANSGENOMIC’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 6.1, AND (B) INTERPACE’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 5.1(e), 5.1(f) AND 5.1(i) SHALL OTHERWISE BE AS AND TO THE EXTENT SET FORTH IN THE INDEMNIFICATION SECTION IN SECTION 6.1. FURTHER, FOR THE AVOIDANCE OF DOUBT, FOR BREACHES OF SECTIONS 5.1(c), 5.1(d), 5.1(g) AND/OR 5.1(h), THE CURE PERIOD SET FORTH IN SECTION 3.1(b)(v) SHALL APPLY.

(k)          Disclaimer of Representations.      Transgenomic makes no representation or warranty to Interpace except as specifically made in this Article 5, and, except as specifically made in this Article 5, Transgenomic makes no and hereby specifically and expressly disclaims all warranties and representations of any kind, whether express, implied, or statutory.

Article 6

INDEMNIFICATION AND LIMITATIONS OF LIABILITY

6.1           Indemnification of Interpace

Except to the extent claims arise or result from acts or omissions of Interpace or its employees (including its sales representatives), agents or contractors, that constitute a breach of this Agreement, a violation of Applicable Law or negligent or intentional misconduct, Transgenomic will indemnify Interpace, its Affiliates and each of their officers, directors, employees, stockholders, agents and representatives (collectively, the “Interpace Indemnitees”) against and hold them harmless from any Losses and Expenses suffered or incurred by any such Interpace Indemnitee arising from any third party claim to the extent such third party claim results from:

(a)          the material breach by Transgenomic or its employees of any of its representations or, warranties under the Agreement;

(b)          a negligent, willful or reckless act or omission, intentional wrongdoing, dishonesty or fraud or violation of Applicable Laws, on the part of Transgenomic or its employees or other agents or contractors (other than Interpace and its employees (including its sales representatives), agents and contractors);

(c)          a product liability claim relating to CardioPredict or C-GAAP, whether arising out of warranty, negligence of Transgenomic, strict liability (including manufacturing, design, warning or instruction claims) or any other product based statutory claim, except to the extent

33

based upon a breach by Interpace or its employees (including its sales representatives) or other agents or contractors of the representations and warranties set forth in Article 4 or any of its covenants or obligations under this Agreement; and/or

(d)          any claim that CardioPredict (or C-GAAP, if applicable) infringes upon, misappropriates, or violates the Intellectual Property Rights of any third party in the United States, except to the extent based upon a breach by Interpace or its employees (including its sales representatives) or other agents or contractors of the representations and warranties set forth in Article 4 or any of its covenants or obligations under this Agreement.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE FOREGOING CONSTITUTES THE ENTIRE LIABILITY OF TRANSGENOMIC, AND INTERPACE’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY CLAIMS BY THIRD PARTIES OF INFRINGEMENT OR OTHERWISE.

6.2           Indemnification of Transgenomic

Except to the extent claims arise or result from acts or omissions of Transgenomic or its employees that constitute a breach of this Agreement, a violation of Applicable Law or negligent or intentional misconduct, Interpace will indemnify Transgenomic and its Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Transgenomic Indemnitees”) against and hold them harmless from any Losses and Expenses suffered or incurred by any such Transgenomic Indemnitee arising from any third party claim to the extent such third party claim results from:

(a)          the material breach by Interpace or its employees (including its sales representatives) or other agents or contractors of any of its representations or warranties under the Agreement;

(b)          a negligent, willful or reckless act or omission, intentional wrongdoing, dishonesty or fraud or violation of Applicable Laws, on the part of Interpace or its employees (including its sales representatives) or other agents or contractors (including any third parties exercising rights for the benefit and account of Interpace under Section 2.4(r) or Section 12.1);

(c)          any federal or state claims or assessment for nonpayment or late payment by Interpace of any tax or contribution based on compensation or other benefits owed to any of Interpace’s employees (including its sales representatives) or other agents or contractors;

(d)          any claims filed by an Interpace employee (including its sales representatives) or other agents or contractors relating to the payment of compensation to such employee or other agent or contractor, except to the extent caused by an act or omission of Transgenomic, its employees and agents (other than Interpace);

(e)          any claims relating to CardioPredict or C-GAAP arising out of or in connection with Interpace’s exercise of the licenses set forth in Section 2.4(r) or Section 12.1, including any acts by Interpace that exceed or are inconsistent with such licenses, except to the extent based upon a breach by Transgenomic or its employees of the representations and warranties set forth in Article 5 or any of its covenants under this Agreement;

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(f)          any deceptive, misleading, unethical, or illegal practices of Interpace or its employees (including its sales representatives) or other agents or contractors, misuse or alteration of any Product Promotional Material, or the failure to Detail the Tests in conformity with the Product Promotional Materials; and/or

(g)          any claim or threat thereof that any of the Product Promotional Material or any other materials or information provided or made available by or for Interpace, or the activities or conduct of Interpace or any of its employees (including its sales representatives) or other agents or contractors hereunder constitute Third Party Infringement.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE FOREGOING CONSTITUTES THE ENTIRE LIABILITY OF INTERPACE, AND TRANSGENOMIC’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY CLAIMS BY THIRD PARTIES OF INFRINGEMENT OR OTHERWISE.

6.3           Notice of Claim

Any Party seeking indemnification hereunder (the “Indemnified Party”) will give to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and will include in such Claim Notice a reference to the provision of this Agreement, Transgenomic Document or Interpace Document upon which such claim is based; provided, that a Claim Notice in respect of any Legal Proceeding by or against a third Person as to which indemnification will be sought will be given, promptly reasonable after the action or suit is commenced; and provided, further, that failure to give a Claim Notice will not relieve the Indemnitor of its obligations hereunder except to the extent it will have been actually and materially prejudiced by such failure.

6.4           Third Person or Governmental Body Claims

             The Indemnitor will have the right to conduct and control, through counsel of its choosing, who is reasonably satisfied to the Indemnified Party, the defense, compromise or settlement of any third Person or Governmental Body claim, action or suit (a “Third Party Claim”) against any Indemnified Party as to which indemnification will be sought by such Indemnified Party from such Indemnitor hereunder. If the Indemnitor elects to defend against, compromise, or, settle any Third Party Claim which relates to any Losses indemnified by it hereunder, it will within ten (10) days of the Indemnified Party’s Claim Notice with respect to such Third Party Claim in accordance with Section 6.3 (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided, that the Indemnitor must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnitor elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim, then the Indemnitor will promptly reimburse the Indemnified Party, for reasonable attorneys’ fees and other expenses of defending such Third Party Claim upon submission of periodic bills. The Parties will, in

35

connection with any Third Party Claim the Indemnitor has elected to defend against, compromise or settle, furnish such records, information as may be reasonably requested by the Indemnitor in connection therewith. The Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any Third Party Claim as to which the Indemnitor has so elected to conduct and control the defense compromise or settlement thereof; provided, however, that such Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnitor, and all reasonable attorneys’ fees and costs of defense incurred in the defense thereof will be paid promptly, if (i) so requested by the Indemnitor to participate and (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnitor as determined in accordance with the applicable rules of professional conduct that would make such separate representation advisable; and provided, further, that the Indemnitor will not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. Notwithstanding anything in this Section 6.4 to the contrary, neither the Indemnitor nor the Indemnified Party will, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.

6.5           LIMITATION OF LIABILITY

EXCEPT FOR A PARTY’S DUTY TO INDEMNIFY THE OTHER AS SET FORTH HEREIN, OR IN THE EVENT OF A PARTY’S INTENTIONAL MISCONDUCT OR FRAUD, TO THE MAXIMUM EXTENT PERMISSIBLE BY APPLICABLE LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, OR PUNITIVE DAMAGES HOWEVER CAUSED, ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR A PARTY’S DUTY TO INDEMNIFY THE OTHER AS SET FORTH HEREIN OR A PARTY’S PAYMENT OBLIGATIONS HEREUNDER, OR IN THE EVENT OF A PARTY’S INTENTIONAL MISCONDUCT OR FRAUD, TO THE MAXIMUM EXTENT PERMISSIBLE BY APPLICABLE LAW, IN NO EVENT WILL THE TOTAL, CUMULATIVE LIABILITY OF ONE PARTY TO THE OTHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED $10,000,000.

Article 7

RELATIONSHIP OF THE PARTIES; TAXES

7.1           Independent Contractor; No Co-employment.

(a)          Interpace and Transgenomic are “independent contractors.” Interpace employees will not be, and will not be considered to be, employees of Transgenomic for any purpose, and employees of Transgenomic performing activities in furtherance of the Collaboration will not be, and will not be considered to be, employees of Interpace. Neither Party will have any responsibility for the hiring, termination, compensation, or other conditions of employment of the other Party’s employees. Neither Party’s employees will be eligible to participate in any

36

pension plans, profit sharing plans, insurance plans or any other employee benefit plans offered from time to time by the other Party to its employees.

(b)          Nothing contained in this Agreement will be construed as creating a partnership or joint venture between the Parties or, except as otherwise expressly provided herein, as granting to either Party the authority to bind or contract any obligations in the name of or on the account of the other Party or to make any guarantees or warranties on behalf of the other Party.

7.2           Sales, Use and Excise Taxes.

If any state or other governmental authorities determine that non-income taxes such as sales, use or excise taxes are applicable to Interpace’s services performed hereunder, Interpace will promptly accrue and pay such taxes to the appropriate taxing authorities and Transgenomic will promptly, upon receipt of invoices therefor by Interpace, reimburse Interpace for all such taxes. In addition, Transgenomic will be responsible for the payment of any such taxes related to Product Promotional Materials. Transgenomic and Interpace will use commercially reasonable efforts to minimize the imposition of any such taxes applicable to the services performed hereunder.

Article 8

COMMUNICATIONS; COORDINATION

8.1           Communications from Third Parties.

Interpace will communicate to Transgenomic all comments, statements, requests and inquiries from members of the medical profession or any other third parties relating to CardioPredict that are out of the ordinary, or are not covered by Product Promotional Materials, of which Interpace becomes aware as a result of providing the Details.

8.2           Coordination between the Parties.

Each of Transgenomic and Interpace will designate an employee to be a designated liaison for the purpose of coordinating all communications and activities under this Agreement with the other Party. Within thirty (30) days after signing this Agreement each Party will notify the other as to the name of the individual so appointed. Each Party may replace its designated liaison at any time, upon oral notice to the other Party. The liaisons will meet periodically, but at least once per month, to review and discuss the actual results compared to the marketing plans for Detailing of CardioPredict and the overall performance of the program described herein. Each Party will promptly share, on a regular basis, with the other Party, all reports, audits and other data it develops relative to CardioPredict and/or the services and activities of such Party provided hereunder.

Article 9

INSURANCE

9.1           Interpace Insurance Coverage. During the Term of this Agreement, Interpace will maintain at its sole expense insurance coverages as follows:

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(a)          Professional Liability/Errors & Omissions as it pertains to work performed under this Agreement in amounts of not less than $[…***…];

(b)          Workers Compensation and appropriate employer liability insurance in amounts required by Applicable Laws;

(c)          Commercial General Liability insurance with a combined single limit of $[…***…] each occurrence and $[…***…] in the aggregate;

(d)          Comprehensive Vehicle insurance in amounts of not less than $[…***…] and as required by Applicable Law in the state where the vehicles are registered; and

(e)          Excess liability insurance with minimum combined single limits of $[…***…].

(f)          All of the foregoing insurance will be maintained with responsible carriers and the terms of coverage will be evidenced by certificates of insurance to be furnished by Interpace to Transgenomic on or prior to the Effective Date of this Agreement, and on or prior to each anniversary of such date. Such certificates of insurance will provide that at least 30 days’ prior written notice will be given to Transgenomic prior to cancellation or modification of any of the material terms of coverage of any policy. Transgenomic will be named as an additional insured with respect to the coverages described in Sections 9.1(c) and 9.1(e).

9.2           Transgenomic Insurance Coverage. Transgenomic will maintain, at its sole expense, insurance coverage during the Term of this Agreement, and with respect to product liability, as follows:

(a)          Product liability insurance with respect to CardioPredict with coverage limits of not less than […***…] per occurrence and […***…] in the aggregate; and

(b)          Commercial General Liability insurance with a combined single limit of $[…***…], minimum liability of $[…***…] each occurrence and $[…***…] in the aggregate; and

(c)          Umbrella insurance with coverage limits of […***…] each occurrence and […***…] in the aggregate.

All of the foregoing insurance will be maintained with responsible carriers and the terms of coverage will be evidenced by certificates of insurance to be furnished by Transgenomic to Interpace on or prior to the Effective Date of this Agreement, and on or prior to each anniversary of such date. Such certificates of insurance will provide that at least 30 days’ prior written notice will be given to Interpace prior to cancellation or modification of any of the material terms of coverage of any policy. Interpace will be named as an additional insured with respect to the coverages described in Sections 9.2(a) and 9.2(b).

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Article 10

AGENCY ACTIONS

10.1         Agency Actions. Transgenomic and Interpace will immediately notify the other Party of any written notice, letter, or other document concerning filed or a threatened to be filed, litigation, arbitration, government proceeding, or government investigation which may affect CardioPredict. All responses to Agencies concerning CardioPredict will be the responsibility of Transgenomic. Interpace will: (a) use commercially reasonable efforts to assist Transgenomic with respect to communications from Agencies to the extent reasonably requested by Transgenomic, including responding to such communications and providing forms, documents and related records within its possession and control, and (b) respond to any Agency subpoena directed to it concerning CardioPredict. Interpace will be reimbursed by Transgenomic for all documented costs and expenses reasonably and actually incurred in Interpace’s performing any of the foregoing, including, but not limited to, reasonable attorneys’ fees and expenses, the use of third party vendors and/or its allocated in-house resources. Interpace and Transgenomic will each issue appropriate instructions during the field representatives’ training program with respect to the foregoing.

Article 11

CONFIDENTIAL INFORMATION

11.1         Confidential Information. Each Party acknowledges and agrees that it will have access to, or become acquainted with, Confidential Information of the other Party in connection with the performance of its obligations under this Agreement. For the purposes of this Agreement, “Confidential Information” will mean any confidential or proprietary information of the disclosing Party or any Affiliate thereof, including but not limited to, information which relates to pricing, marketing strategy, designs, methods, discoveries, improvements, documents, trade secrets, proprietary rights, business affairs, customer information or employee information of such disclosing Party or its Affiliate. In addition to and without limiting the generality of the foregoing, the Confidential Information of Transgenomic includes all information and materials in connection with the Tests. Confidential Information will not include any information to the extent that it:

(a)          was known to the receiving Party prior to the date of this Agreement, without an obligation to keep it confidential;

(b)          was lawfully obtained by the receiving Party from a third party without any obligation of confidentiality;

(c)          is, at the time of disclosure, in the public knowledge;

(d)          becomes part of the public knowledge after disclosure by publication or otherwise except by breach of this Agreement;

(e)          is developed by the receiving Party independently and apart from this Agreement; or

(f)          is knowledge possessed by the receiving Party or its employees as the result of their industry experience or education.

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The receiving Party will keep all Confidential Information in confidence and will not, at any time during the term of this Agreement and (i) for all Confidential Information constituting the trade secret of a Party, during such period of time in which such Confidential Information remains a trade secret, and (ii) for all other Confidential Information, a period of three (3) years from the termination of this Agreement, without the disclosing Party’s prior written consent, disclose or otherwise make available, directly or indirectly, any item of Confidential Information to anyone other than its employees (and its legal counsel, advisors, consultants, and contractors) who (a) need to know the same in connection with fulfilling the purposes of this Agreement, (b) have been informed of the proprietary and confidential nature of the Confidential Information, and (c) are parties to confidentiality agreements which contain at least the same degree of protection with respect to such Confidential Information as is set forth herein. The disclosing Party shall remain fully responsible and liable for the acts and omissions of its employees, legal counsel, advisors, consultants, and contractors, including any action or inaction that would constitute a breach of this Section 11.1 of the Agreement if done by the disclosing Party which, for purposes thereof, will be deemed to be a breach by the disclosing Party. The receiving Party will use the Confidential Information only in connection with fulfilling the purposes of this Agreement and for no other purpose. Notwithstanding the foregoing, the receiving Party’s obligations under this Section 11.1 will not apply with respect to any Confidential Information that is required to be disclosed by the receiving Party to comply with Applicable Laws, or with the order of a court or tribunal of competent jurisdiction, provided that: (i) the disclosing Party receives prior written notice of such disclosure, (ii) the receiving Party affords the disclosing Party a reasonable opportunity, at the disclosing Party’s sole cost and expense, to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure, and (iii) the receiving Party makes only the most limited disclosure reasonably required to be made in order to comply with such Applicable Laws or order.

11.2         Return of Confidential Information. Upon the expiration or termination of this Agreement, or at any time at the other Party’s request, (a) the receiving Party shall promptly return to the disclosing Party, or, at the disclosing Party’s request, destroy, all materials (in written, electronic or other form) containing or constituting Confidential Information of the disclosing Party, including, without limitation, any copies and portions thereof, which return or destruction must be certified by a duly authorized officer of the receiving Party in a form prepared by the disclosing Party to be considered valid and completed and (b) the receiving Party shall not use or disclose the Confidential Information of the disclosing Party in any way for any purpose.

11.3         Injunctive Relief. In the event of the actual or threatened breach by the receiving Party of any of the terms of this Article 11, the disclosing Party will have the right to obtain specific performance and injunctive relief without the posting of any bond or security. The rights granted by this Section 11.2 are in addition to all other remedies and rights available at law or in equity

11.4         Existing CDA.  The Parties entered into a confidential disclosure agreement dated as of March 7, 2013 (the “Confidential Disclosure Agreement”). If any terms or conditions set forth in this Section 11 conflict with or are inconsistent with the terms and conditions of the Confidential Disclosure Agreement with respect to any Confidential Information disclosed thereunder that would be considered Confidential Information hereunder, this Section 11 will

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govern over the Confidential Disclosure Agreement with respect to such Confidential Information to the extent of such conflict or inconsistency.  Subject to the foregoing, the Confidential Disclosure Agreement shall remain in full force and effect, in accordance with its terms, with respect to Confidential Information disclosed thereunder to the extent such Confidential Information thereunder would not be considered Confidential Information hereunder.

Article 12

FAILURE TO PERFORM; LICENSE; RIGHTS UPON INSOLVENCY

12.1         Failure to Perform. Transgenomic hereby grants Interpace, effective as of and from the Effective Date and continuing throughout the Term, a non-exclusive, limited, non-transferable, non-sublicensable license under […***…] that Transgenomic […***…] (and […***…] that Transgenomic […***…]) to use […***…] that Transgenomic […***…] (and […***…] that Transgenomic […***…]) to […***…]), solely (i) in the Cardiology Field, (ii) in the United States, and (iii) during the duration of a Supply Event caused by […***…]; provided, however, the foregoing license is expressly conditioned upon the license restrictions set forth in Section 12.2 hereof, and is subject to the other terms and conditions of this Agreement. Interpace covenants and agrees that it will not exercise the foregoing license unless and until (i) a Supply Event caused by […***…], (ii) a Title 11 case is commenced by or against Transgenomic and has not been dismissed within thirty (30) days of its filing and (iii) the trustee under such Title 11 case has rejected this Agreement. In the event the consent of one or more third parties is required for Interpace to use […***…], Transgenomic shall use commercially reasonable efforts to obtain such consent. Interpace may use third parties to exercise its license rights under this Section 12.1, but solely for the benefit and account of Interpace. For purposes of clarity, the terms and conditions set forth in […***…] shall be applicable to […***…] in this Section 12.1; however, in such event, (a) any […***…] as agreed upon by the Parties in advance and in writing to […***…] during the duration of the Supply Event; and (b) any royalties or other consideration payable to any third party as a result of Transgenomic’s license or sublicense of […***…] shall be considered […***…].

12.2         License Restrictions.  The licenses set forth in Sections 2.4(r) and 12.1 are expressly conditioned on Interpace’s […***…] only at a facility which has all necessary Permits to […***…]. At all times in which Interpace is […***…], Transgenomic will regularly be […***…] and Interpace will immediately […***…] in the event

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[…***…], are not using materials approved by Transgenomic, or does not comply with Transgenomic’s quality control standards and specifications.

12.3         Rights Upon Insolvency. All rights and licenses to Intellectual Property Rights granted under this Agreement by Transgenomic to Interpace are, for all purposes of Title 11, licenses of rights to intellectual property as defined in Title 11. If a case is commenced by or against Transgenomic under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, Transgenomic (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) will perform all of the obligations provided in this Agreement to be performed by Transgenomic. All rights, powers and remedies of Interpace, as a licensee hereunder, provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against Transgenomic. Transgenomic specifically acknowledges that if this Agreement is rejected under Title 11, Interpace shall have the rights of a licensee under 11 U.S.C. § 365(n). Interpace, in addition to the rights, powers and remedies expressly provided herein, will be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including Title 11) in such event.

Article 13

MISCELLANEOUS

13.1         Succession and Assignment

(a)          This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that (x) Interpace may (i) assign this Agreement and/or any or all of its rights and interests hereunder to any entity with which it may merge or consolidate, or which acquires all or substantially all of its business and assets, (ii) assign this Agreement and/or any or all of its rights and interests hereunder to one or more of its Affiliates and/or (iii) designate one or more of its Affiliates to perform its obligations hereunder, provided that, in each case, the assignee agrees to be bound by and comply with all of the terms and conditions of this Agreement, and (y) Transgenomic may assign this Agreement to any entity with which it may merge or consolidate, or which acquires all or substantially all of its business or assets relating to this Agreement, provided that such entity or assignee, as the case may be, agrees to assume all of Transgenomic’s obligations hereunder.

(b)          In the event Interpace assigns this Agreement to Interpace Diagnostics, LLC or any other Affiliate, PDI shall unconditionally and absolutely guarantee the full and complete performance of such entity’s obligations under this Agreement. PDI, Inc. will acknowledge that it controls Interpace Diagnostics, LLC or such other Affiliate and has no need for Transgenomic to give it notice of the financial condition or performance of Interpace Diagnostics, LLC or such other Affiliate hereunder, of any modifications to the business or operations of Interpace Diagnostics, LLC or such other Affiliate and hereby, as permitted by California Civil Code Section 2856, waives any rights and defenses that are or may become available to PDI, Inc. as

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guarantor or surety by reason of any statute governing guaranties or suretyship, including but not limited to Sections 2787 to 2855, inclusive of the California Civil Code.

(c)          In addition, and without limiting any of the forgoing, Transgenomic will not sell, assign or otherwise transfer or dispose of any substantial portion of its business or assets relating to CardioPredict and, if applicable, C-GAAP unless such sale, assignment, transfer or other disposition includes an assignment of this Agreement.

13.2         Press Releases and Public Announcements

No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Interpace and Transgenomic; provided, however, that any Party may make any public disclosure it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use all commercially reasonable efforts to advise the other Parties prior to making the disclosure).

13.3         No Third-Party Beneficiaries

This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

13.4         Entire Agreement

This Agreement and the Confidentiality Agreement constitute the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

13.5         Counterparts

For the convenience of the Parties, this agreement may be executed in counterparts and by facsimile or email exchange of pdf signatures, each of which counterpart will be deemed to be an original, and both of which taken together, will constitute one agreement binding on the Parties.

13.6         Notices

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

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IF TO Interpace:	COPY TO:

PDI, Inc.	Norris McLaughlin & Marcus, P.A.
Morris Corporate Center 1, Building A	721 Route 202-206, Suite 200
300 Interpace Parkway	Bridgewater, NJ 08807
Parsippany, NJ 07054
Attn: David S. Blatteis, Esq.
Attn: Jeffrey Smith, CFO

IF TO TRANSGENOMIC:	COPY TO:

Transgenomic, Inc.	Paul Hastings LLP
12325 Emmet Street	1117 S. California Avenue
Omaha, NE 68164	Palo Alto, CA 94304

Attn: CEO	Attn: Jeff Hartlin, Esq

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, or ordinary mail, but not electronic mail or messaging), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.7         Governing Law

This Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or covenant made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13.8         Submission to Jurisdiction; Consent to Service of Process

(a)          The Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or

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relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Laws, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Laws.

(b)          Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 13.8.

(c)          THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.9         Amendments and Waivers

No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by each of the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

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13.10         Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.11         Expenses

Each Party will bear its and their own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and each other agreement, document and instrument contemplated by this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

TRANSGENOMIC, INC.		PDI, Inc.

By:	/s/ Mark P. Colonnese	By:	/s/ Nancy Lurker

Print Name:	Mark P. Colonnese	Print Name:	Nancy Lurker

Title:	EVP	Title:	CEO

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